Exhibit 10.6

EMPLOYMENT AGREEMENT

EMPLOYER:	MTR Gaming Group, Inc. (“MTR” or the “Company”)

EMPLOYEE:	John W. Bittner, Jr. (“Executive”)

TERM:

One year, commencing on November 1, 2009 (the “Employment Date”), and ending on November 1, 2010 (such period, subject to earlier termination as provided herein, being referred to as the “Period of Employment”).

DUTIES:

Executive agrees to serve the Company as its Executive Vice President of Finance and Accounting, and Treasurer of the Company, and in such other office of MTR and/or its Affiliates to which Executive may be elected or appointed. Executive shall devote all of his time, energy and skill during regular business hours to the business and affairs of the Company and its affiliates and to the promotion of their interests. Executive shall report directly to and shall be subject to the direction of the CFO.

COMPENSATION:

(a)                        Salary:  $270,756 per year, subject to periodic increase or cash bonus by the Company’s Compensation Committee in its sole discretion.

(b)                       Benefits:  Employee benefit plans made available by the Company now or in the future to its executives as the Company’s Compensation Committee may periodically award in its discretion.

(c)                        Automobile Allowance:  $600 per month toward the lease or purchase, insurance and maintenance of an automobile.

(d)                       Vacation:  Four (4) weeks of paid vacation annually to be taken at a time or times mutually satisfactory to Executive and the Company (Executive shall not in any event utilize more than six weeks of vacation in any twelve month period). Unused vacation will be paid to Executive at the end of the Period of Employment as additional compensation.

(e)                        Expenses:  Reimbursement of all travel and other expenses incident to the rendering of services by Executive, including the expenses associated with gaming licensing in any state in which the Company or one of its affiliates requests Executive to become licensed. The Company shall also provide Executive a Company cellular telephone, or, at the Company’s election, reimburse Executive for the cost of a cellular phone and monthly service charges maintained by Executive.

(f)                          Working Facilities:  The Company shall provide Executive with an office, secretarial, administrative and other assistance, and such other facilities and services as shall be suitable to his position and appropriate for the performance of his duties.

TERMINATION:

(a)                                  Termination Without Cause: The Company may, by notice to Executive, terminate Executive’s employment without cause at any time, in which event Executive shall be entitled to receive in full, upon the effective date of the termination: (i) payment of the salary that would have accrued through November 1, 2010; (ii) any accrued but unpaid vacation pay; and (iii) reimbursement for any expenses; provided, however that Executive shall concurrently with such payments execute a release in form and substance acceptable to the Company in its discretion and shall have complied with the Company’s termination procedures.

(b)                                 Termination For Cause:  The Company may also terminate Executive’s employment without notice (and without payment in lieu of notice) for cause.  “Cause” shall mean (i) conviction of a felony, (ii) embezzlement or misappropriation of funds or property of the Company or any of its affiliates, (iii) Executive’s consistent refusal to substantially perform, or willful misconduct in the substantial performance of, his duties and obligations hereunder; (iv) Executive’s engaging in activity that the CEO determines in his reasonable judgment would result in the suspension or revocation of any video lottery, pari-mutuel, or other gaming license or permit held by the Company or any of its subsidiaries; or (v) a determination by any state gaming regulatory agency that Executive is not suitable to hold his position or otherwise to participate in a gaming enterprise in the state in question.  In the event of termination for cause, neither party shall have any further obligations or duties under this Agreement, except that the Company shall be obligated to pay any salary and vacation pay that are accrued but unpaid through the effective date of termination, provided that Executive complies with the Company’s termination procedures.

(c)                                  Death or Disability: the Period of Employment shall cease and terminate upon the earliest to occur of the following events:  (i) the death of Executive or (ii) at the election of the CEO (subject to the Americans With Disabilities Act), the inability of Executive by reason of physical or mental disability to continue the proper performance of his duties hereunder for a period of 180 consecutive days.  Upon termination of the Period of Employment as a result of the Executive’s death or disability, in consideration for Executive or his heirs and beneficiaries releasing the Company from any claims, damages or causes of action by execution of a release in form and substance acceptable to the Company in its sole discretion, the Company shall pay to Executive or his estate, as the case may be, a lump sum amount equal to the base salary described above for the remaining term of the Agreement.

(d)                                 Termination Procedures:  Upon termination of his employment with the Company for any reason, Executive agrees to return to the Company all tangible manifestations of Confidential Materials and all copies thereof, not to disparage the Company, and for a period of two (2) years from the date of such termination not to solicit for employment any employee of the Company.  All programs, ideas, strategies approaches, practices or inventions created, developed, obtained or conceived of by Executive during the term hereof by reason of his engagement by the Company, shall be owned by and belong exclusively to the Company, provided that they are related in any manner to the Company’s business or that of any of its Affiliates.  Executive shall (i) promptly disclose all such programs, ideas, strategies, approaches, practices, inventions or business opportunities to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such items.

CONFIDENTIALITY:

Executive agrees that he will not, directly or indirectly, (i) disclose to any other person or entity either during or after his employment by the Company or (ii) use, except during his employment by the Company in the business and for the benefit of the Company or any of its affiliates, any confidential information and trade secrets (collectively, “Confidential Material”) relating to the business practices of the Company and its affiliates acquired by Executive during his employment by the Company. Executive agrees that during the term hereof he will not become a stockholder, director, officer, employee or agent of or consultant to any corporation, or member of or consultant to any partnership or other entity, or engage in any business as a sole proprietor or act as a consultant to any such entity, or otherwise engage, directly or indirectly, in any enterprise, in each case which competes with any business or activity engaged in, or known by Executive to be contemplated to be engaged in, by the Company or any of its affiliates within one hundred (100) miles of any location in which the Company or any affiliate does business or in which Executive has knowledge that the Company or any of its Affiliates contemplates doing business; provided, however, that competition shall not include the ownership (solely as an investor and without any other participation in or contact with the management of the business) of less than five percent (5%) of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market.

GENERAL:

(a)                        Parties In Interest: This Agreement shall be binding upon and inure to the benefit of Executive and his heirs and beneficiaries, and it shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(b)                       Arbitration:  Any disputes arising under the terms of this Agreement shall be settled by binding arbitration between the parties in the Weirton/Chester, West Virginia/Wexford, Pennsylvania area in a proceeding held under the rules of the American Arbitration Association.  The arbitrators shall have no authority to grant either party any consequential, incidental, punitive or special damages.

(c)                        Entire Agreement:  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.  Any modification of this Agreement will be effective only if it is in writing signed by the parties.

(d)                       Governing Law:  West Virginia without giving effect to the choice of law or conflicts of law rules and laws of such jurisdiction.

(e)                        Severability:  In the event that any term or condition contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

(f)                          Indemnification:  The Company shall indemnify, defend and hold the Executive harmless, to the extent permitted by law, including the payment of reasonable attorneys’ fees, if the Company does not directly provide Executive’s defense, from and against any and all civil claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public with respect to any claims that assert as a basis, any acts, omissions or other circumstances involving the performance of Executive’s employment duties hereunder unless such claim is finally determined by a court of competent jurisdiction to arise from Executive’s gross negligence or willful, intentional and/or wanton act.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 9th day of November, 2009.

MTR Gaming Group, Inc.

By:	/s/ Robert F. Griffin
Robert F. Griffin, President & CEO

/s/ John W. Bittner, Jr.
John W. Bittner, Jr.